Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7098
(215) 564-8198

December 17, 2021

Jacob Funds Inc.
727 2nd Street #106
Hermosa Beach, CA 90254

Re: Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

    We have examined the Articles of Incorporation (the “Articles”) and the By-Laws of Jacob Funds Inc. (the “Company”), a Maryland corporation, all as amended to date, and the various pertinent corporate proceedings we deem material. We also have examined the Company’s registration statements filed under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

    The Company is authorized by the Articles to issue twenty billion shares of common stock, each with a par value of $0.001, and the Company’s Board of Directors has established and designated shares of the Jacob Internet Fund series of the Company (the “Series”), and has allocated two billion shares to the Institutional Class of the Series. The Articles also empower the Board of Directors to establish and designate additional series or classes and allocate shares to such series or classes.

    The Company has filed with the U.S. Securities and Exchange Commission a registration statement under the Securities Act, which registration statement is deemed to register shares of the Series pursuant to the provisions of Section 24(f) of the Investment Company Act. You have also informed us that the shares of the Series will be sold pursuant to a procedure whereby prospectuses of the Company are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

    Based upon the foregoing information and examination, so long as the Company remains a valid and subsisting entity under the laws of its state of organization, and the registration of two billion shares of the Series remains effective (as described above), the authorized shares of the Series, when issued for the consideration set by the Board of Directors pursuant to the Articles, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Articles and the laws of the State of Maryland.

    We hereby consent to the use of this opinion as an exhibit to the registration statement of the Company, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Company to the fact that this opinion concerning the legality of the issue has been rendered by us.

    Very truly yours,

    STRADLEY, RONON, STEVENS & YOUNG, LLP

    BY: /s/ David F. Roeber
        David F. Roeber, Partner